Exhibit 10.1

SUMMARY OF KEY TERMS OF COMPENSATION ARRANGEMENTS WITH SYNTHETECH, INC. EXECUTIVE OFFICERS

The table below provides information about key elements of compensation for Synthetech Inc.’s executive officers for the fiscal year ending March 31, 2008.  In addition to equity compensation, the primary components of executive officer compensation are base salary and performance bonuses under the Key Employee Performance Plan (KEPP).

Awards under the KEPP are determined as a percentage of base salary, with payment based on achievement of certain performance objectives based on (1) health, safety and environment goals, (2) business strategy goals and (3) business performance goals.  Objectives 1 and 2 have a score from zero to one and objective 3 has a score from zero to two. Payments are calculated on the performance in meeting the objective's goals, which is then multiplied by a weighted percentage for each objective based on the relative importance of the objective to the overall goals. This calculation yields a bonus percentage for the objective for the applicable participant in the KEPP. The sum of all of the bonus percentages for each objective is multiplied by the individual's salary percentage and the product is multiplied by the applicable prorated fiscal year 2008 salary, yielding the KEPP payout.  Weightings vary for specific objectives among participants in the KEPP, and not all business strategy objectives are applicable to each participant.  Payouts are based on the score for each individual and the applicable weighting percentage.  Based on Synthetech's performance for the first half of fiscal 2008, it has not accrued any amounts for potential payments under the KEPP.

The 2008 base salaries, ranges of bonuses as a percentage of base salary and the performance objective allocations for Synthetech's executive officers who participate in the KEPP are as follows:

			Fiscal 2008 Target Bonus Allocation
Name and Title	Fiscal 2008 Salary	Fiscal 2008 Range of Cash Incentive as a % of Base Salary	Health, Safety and Environ-mental Objectives	Business Strategy Objectives	Business Performance Objectives
Dr. Daniel T. Fagan Chief Executive Officer	$150,000	0 to 77%	10%	30%	60%
Dr. Gregory R. Hahn President and Chief Operating Officer	$200,000	0 to 81%	10%	10%	80%
Gary A. Weber Vice President of Finance and Administration and Chief Financial Officer	$145,000	0 to 57%	10%	25%	65%
Joel D. Melka[2] Vice President of Operations	$140,000	0 to 45%	15%	35%	50%

2 Mr. Melka's employment with Synthetech terminated as of October 31, 2007.  Any payment he may be entitled to under the KEPP for fiscal 2008 performance will be prorated based on the period of the fiscal year prior to the date his employment terminated.

For each of the members of senior management listed above, payment of the bonus target is based on achievement of objectives during the period from April 1, 2007 to March 31, 2008 in the three categories listed above and further allocated based on the following subcategories and percentages, which may vary for each individual for each category; however the total for each individual adds to 100%:

Health, Safety and Environmental Objectives:		10-15%

Recordable Injuries	4-5%
Lost-Time Accidents	4-5%
Process Safety and Reportable Environmental Incident	2-5%

Business Strategy Objectives:		10-35%
New Technology	10%
New Business Areas	5%
Cost Controls and Improvements	10-20%
Process Development	5%
Sarbanes-Oxley 404 Analysis	5-10%
Investor Relations	5%
ISO 14001 Certification	5%

Business Performance Objectives:		50-80%

Achieve Sales Target	10-20%
Achieve EBIT (earnings before interest and taxes) Target	40-60%

Dr. Joseph Murphy, Synthetech's Director of Business Development, does not participate in the KEPP but is subject to a separate sales incentive plan that pays 1.5% of eligible sales over $0.5 million for the period from September 1, 2007 to August 31, 2008.